Exhibit 3.1
AMENDMENT
TO THE FIRSTENERGY CORP.
THIRD AMENDED AND RESTATED CODE OF REGULATIONS

Effective May 24, 2023

The following amendment to Regulation 3 of the Third Amended and Restated Code of Regulations was approved by FirstEnergy Corp.’s shareholders at its 2023 Annual Meeting of Shareholders:
3.    Special Meetings. Special meetings of shareholders may be called by the Chair or the President or by a majority of the Board of Directors acting with or without a meeting or by any person or persons who hold not less than 20% ~~25%~~ of all the shares outstanding and entitled to be voted on any proposal to be submitted at said meeting. Special meetings of the holders of shares that are entitled to call a special meeting by virtue of any Preferred Stock Designation may call such meetings in the manner and for the purposes provided in the applicable terms of such Preferred Stock Designation. For purposes of this Code of Regulations, “Preferred Stock Designation” has the meaning ascribed to such term in the Articles of Incorporation of the Corporation, as may be amended from time to time.

FirstEnergy Corp.
THIRD AMENDED AND RESTATED
CODE OF REGULATIONS
Effective May 17, 2022
SHAREHOLDER MEETINGS
1.    Time and Place of Meetings. All meetings of the shareholders for the election of directors or for any other purpose will be held at such time and place, within or without the State of Ohio, as may be designated by the Board of Directors or, in the absence of a designation by the Board of Directors, the Chair of the Board of Directors, if any (the “Chair”), the President, or the Secretary, and stated in the notice of meeting. The Board of Directors may postpone and reschedule any previously scheduled annual or special meeting of the shareholders.
2.    Annual Meeting. An annual meeting of the shareholders will be held at such date and time as may be designated from time to time by the Board of Directors, at which meeting the shareholders will elect directors to succeed those directors whose terms expire at such meeting and will transact such other business as may be brought properly before the meeting in accordance with Regulation 9.
3.    Special Meetings. (a) Special meetings of shareholders may be called by the Chair or the President or by a majority of the Board of Directors acting with or without a meeting or by any person or persons who hold not less than 25% of all the shares outstanding and entitled to be voted on any proposal to be submitted at said meeting. Special meetings of the holders of shares that are entitled to call a special meeting by virtue of any Preferred Stock Designation may call such meetings in the manner and for the purposes provided in the applicable terms of such Preferred Stock Designation. For purposes of this Code of Regulations, “Preferred Stock Designation” has the meaning ascribed to such term in the Articles of Incorporation of the Corporation, as may be amended from time to time.
(b)    Upon written request by any person or persons entitled to call a meeting of shareholders delivered in person or by certified mail to the Chair, the President or the Secretary, such officer shall forthwith cause notice of the meeting to be given to the shareholders entitled to notice of such meeting in accordance with Regulation 4. If such notice shall not be given within 60 days after the delivery or mailing of such request, the person or persons requesting the meeting may fix the time of the meeting and give, or cause to be given, notice in the manner provided in Regulation 4.
4.    Notice of Meetings. Except to the full extent that notice is legally permitted (now or hereafter) to be given by any other form of media, including any form of electronic or other communications, written notice of every meeting of the shareholders called in accordance with these Regulations, stating the time, place and purposes for which the meeting is called, will be given by or at the direction of the Chair, the President, a Vice President, the Secretary or an Assistant Secretary (or in case of their refusal, by the person or persons entitled to call the meeting under Regulation 3). Such notice will be given not less than 7 nor more than 60 calendar days before the date of the meeting to each shareholder of record entitled to notice of such meeting. If such notice is mailed, it shall be addressed to the shareholders at their respective addresses as they appear on the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.
5.    Inspectors. Inspectors of election may be appointed to act at any meeting of shareholders in accordance with Ohio law.
6.    Quorum. To constitute a quorum at any meeting of shareholders, there shall be present in person or by proxy shareholders of record entitled to exercise not less than a majority of the voting power of the Corporation in respect of any one of the purposes for which the meeting is called, unless a greater or lesser number is expressly provided for with respect to a particular class or series of capital stock by the terms of any applicable Preferred Stock Designation. Except as may be otherwise provided in any Preferred Stock Designation, the holders of a majority of the voting power of the Corporation represented in person or by proxy at a meeting of shareholders, whether or not a quorum be present, may adjourn the meeting from time to time. For purposes of this Code of Regulations, “voting power of the Corporation” has the meaning ascribed to such term in the Articles of Incorporation of the Corporation, as may be amended from time to time.
7.    Voting. Except as otherwise expressly provided by law, the Articles of Incorporation or this Code of Regulations, at any meeting of shareholders at which a quorum is present, a majority of the votes cast, whether in person or by proxy, on any matter properly brought before such meeting in accordance with Regulation 9 will be the act of the shareholders. An abstention shall not represent a vote cast. Every proxy must be duly executed and filed with the Secretary. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing with the Secretary written notice of revocation or a later appointment. The vote upon any question brought before a meeting of the shareholders may be by voice vote, unless otherwise required by law, the Articles of Incorporation or this Code of Regulations or unless the presiding officer otherwise determines.
8.    Record Dates. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which will not be less than 7 nor more than 60 calendar days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders will be the date next preceding the day on which notice is given, or, if notice is waived, at the date next preceding the day on which the meeting is held.
9.    Order of Business. (a) The Chair, or such other officer of the Corporation designated by a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors (such number being referred to as the “Whole Board”), will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting including, without limitation, by imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders’ meeting, by ascertaining whether any shareholder or his proxy may be excluded from any meeting of shareholders based upon any determination by the presiding officer, in his sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings of the meeting, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of shareholders.
(b)    At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chair, the President, a Vice President, the Secretary or an Assistant Secretary in accordance with Regulation 4, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Corporation in accordance with Regulation 9(c).
(c)    For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in this Code of Regulations, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 nor more than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding the foregoing provisions of this Code of Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Regulation 9(c). For purposes of this Regulation 9(c) and Regulation 14, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or publicly filed by the Corporation with any national securities exchange or quotation service through which the Corporation’s stock is listed or traded, or furnished by the Corporation to its shareholders. Nothing in this Regulation 9(c) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.
(d)    At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chair, the President, a Vice President, the Secretary or an Assistant Secretary (or in case of their failure to give any required notice, the other persons entitled to give notice) in accordance with Regulation 4 or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.
(e)    The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Regulation 9 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.
DIRECTORS
10.    Function and Qualification. (a) Except where the law, the Articles of Incorporation, or this Code of Regulations requires action to be authorized or taken by the shareholders, all of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors.
(b)    In order to qualify for service as a director of the Corporation, within 90 days following election to the Board of Directors in accordance with Regulations 11, 12 and 14, each director will become and will remain the beneficial owner of not less than 100 shares of Common Stock of the Corporation, except where such ownership would be inconsistent with or prohibited by (i) any applicable law, rule, regulation, order or decree of any governmental authority or (ii) any policy, contract, commitment or arrangement authorized by the Corporation.
11.    Number, Election and Terms of Directors. Except as may be otherwise provided in any Preferred Stock Designation, the number of the directors of the Corporation will not be less than nine nor more than 16 as may be determined from time to time only (i) by a vote of a majority of the Whole Board, or (ii) by the affirmative vote of the holders of a majority of the voting power of the Corporation, voting together as a single class. Directors shall hold office for a term expiring at the following annual meeting of shareholders and until their successors shall have been elected. Except as may be otherwise provided in any Preferred Stock Designation, directors may be elected by the shareholders only at an annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.
12.    Newly Created Directorships and Vacancies. Except as may be otherwise provided in any Preferred Stock Designation, any vacancy (including newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause) may be filled only (i) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director or (ii) by the affirmative vote of the shareholders after a vote to increase the number of directors at a meeting called for that purpose in accordance with this Code of Regulations. Any director elected in accordance with the preceding sentence to fill a vacancy that does not result from a newly created directorship will hold office for the remainder of the full term of the director that he or she is replacing. Any director elected in accordance with the first sentence of Regulation 12 will hold office until such director’s successor has been elected.
13.    Removal. Except as may be otherwise provided in any Preferred Stock Designation, any director or the entire Board of Directors may be removed only upon the affirmative vote of the holders of a majority of the voting power of the Corporation, voting together as a single class.
14.    Nominations of Directors; Election. (a) Except as may be otherwise provided in any Preferred Stock Designation, only persons who are nominated in accordance with this Regulation 14 will be eligible for election at a meeting of shareholders to be members of the Board of Directors of the Corporation.
(b)    Nominations of persons for election as directors of the Corporation may be made only for elections to be held at an annual meeting of shareholders and only (i) by or at the direction of the Board of Directors or a committee thereof, (ii) by any shareholder who is a shareholder of record at the time of giving of notice provided for in this Regulation 14, who is entitled to vote for the election of directors at such meeting, and who complies with the procedures set forth in this Regulation 14 or (iii) by one or more Eligible Shareholders (as defined below) pursuant to and in accordance with Regulation 14(d). All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary.
(c)    For nominations of persons for election as directors of the Corporation (other than a nomination for director pursuant to Regulation 14(d)) to be timely, notice delivered by a shareholder who intends to appear in person or by proxy and nominate a person for election as a director of the Corporation at an annual meeting of shareholders (such notice, the “Nomination Notice”) containing the Required Information (as defined below) must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 nor more than 60 calendar days prior to the annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting by the Corporation. In no event shall any adjournment or postponement of a shareholders’ meeting, or the public announcement thereof, commence a new time period for the giving of a Nomination Notice as described above, except as required by law.
(d)    The Corporation shall include in its proxy statement and proxy for any annual meeting of shareholders (collectively, the “Proxy Materials”), together with any information required to be included in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission and, if the Eligible Shareholder so elects, a Statement (as defined below), the name of any person nominated for election to the Board of Directors (the “Shareholder Nominee”) by a shareholder, or a group of no more than 20 shareholders, who satisfies the requirements of this Regulation 14(d) (an “Eligible Shareholder”) and who expressly elects at the time of providing the written notice required by this Regulation 14(d) to have its nominee included in the Proxy Materials pursuant to this Regulation 14(d). For purposes of any representation, agreement or other undertaking required by this Regulation 14(d), the term “Eligible Shareholder” shall include each member of any group forming an Eligible Shareholder. Such written notice shall consist of a copy of Schedule 14N filed with the Securities and Exchange Commission in accordance with Rule 14a-18 of the Securities Exchange Act of 1934, as amended, or any successor schedule or form filed with the Securities and Exchange Commission in accordance with Rule 14a-18 of the Securities Exchange Act of 1934, as amended, or any successor provision, the Required Information and the other information required by this Regulation 14(d) (all such information collectively referred to as the “Proxy Notice”), and such Proxy Notice shall be delivered to the Corporation in accordance with the procedures and at the times set forth in this Regulation 14(d).

(i)    To be timely, the Proxy Notice must be delivered to or mailed and received at the principal executive offices of the Corporation no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date that the Corporation issued its Proxy Materials for the previous year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after the first anniversary of the previous year’s annual meeting of shareholders, the Proxy Notice, to be timely, must be delivered to or mailed and received at the principal executive offices of the Corporation not later than (A) 150 calendar days prior to the date of such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 150 calendar days prior to the date of such annual meeting, 10 calendar days following the day on which public announcement is first made by the Corporation of the date of such meeting.
(ii)    The Corporation shall not be required to include, pursuant to this Regulation 14(d), any Shareholder Nominee in the Proxy Materials (A) for which the Secretary of the Corporation receives a Nomination Notice (whether or not subsequently withdrawn) pursuant to which the nominating shareholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Regulation 14(c), (B) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Regulations, the Articles of Incorporation of the Corporation, the rules and listing standards of the principal U.S. exchange upon which the Common Stock of the Corporation is listed, any applicable state or federal law, rule or regulation, or the Corporation’s publicly disclosed policies and procedures, (C) who is or has been within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) who is a named subject of a pending criminal proceeding or has been convicted in such a criminal proceeding within the past 10 years (excluding traffic violations and other minor offenses) or (E) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or any successor provision.

(iii)    The maximum number of Shareholder Nominees appearing in the Proxy Materials with respect to an annual meeting of shareholders shall not exceed 20% of the number of directors in office as of the last day on which the Proxy Notice may be delivered or received or, if such amount is not a whole number, the closest whole number below 20%, and in any event, not less than two Shareholder Nominees. In the event that one or more vacancies for any reason occurs on the Board of Directors after the last day on which the Proxy Notice may be delivered or received but before or as of the annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees included in the Proxy Materials shall be calculated based on the number of directors in office as so reduced. Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in Proxy Materials pursuant to this Regulation 14(d) but either are subsequently withdrawn after the last day on which the Proxy Notice may be delivered or received or whom the Board of Directors itself determines to nominate for election shall, for the purposes of this Regulation 14(d)(iii), count as Shareholder Nominees appearing in the Proxy Materials. Each Eligible Shareholder shall rank each Shareholder Nominee it submitted for inclusion in the Proxy Materials and in the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Regulation 14(d) exceeds this maximum number, the highest ranked Shareholder Nominee from the Eligible Shareholder owning the greatest number of shares of stock of the Corporation will be selected for inclusion in the Proxy Materials first, followed by the highest ranked Shareholder Nominee of the Eligible Shareholder holding the next greatest number of shares of stock of the Corporation, and continuing on in that manner until the maximum number of Shareholder Nominees is reached.
(iv)    For purposes of this Regulation 14(d), an Eligible Shareholder shall be deemed to own only those outstanding shares of Common Stock of the Corporation as to which the shareholder possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Common Stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, or (y) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. Further, for purposes of this Regulation 14(d), an Eligible Shareholder shall be deemed to own shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to recall the shares for voting purposes on no less than five business days’ notice, represents that they will vote such shares at the applicable shareholder meeting and possesses the full economic interest in the shares. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Common Stock of the Corporation are owned for purposes of this Regulation 14(d) shall be determined by the Board of Directors or a committee thereof, in its reasonable discretion. For the purposes of this Regulation 14(d)(iv), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Securities Exchange Act of 1934, as amended. No shares of stock of the Corporation may be attributed to more than one group constituting an Eligible Shareholder and no shareholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group constituting an Eligible Shareholder. Furthermore, two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies,” as such term is defined in the Investment Company Act of 1940, as amended, shall be treated as one shareholder for purposes of determining Eligible Shareholder status.
(v)    An Eligible Shareholder must have owned 3% or more of the Corporation’s issued and outstanding Common Stock continuously for at least three years (the “Required Shares”) as of each of the date the Proxy Notice is delivered to or received by the Corporation, the date the Proxy Notice is required to be delivered to or received by the Corporation in accordance with this Regulation 14(d) and the record date for determining shareholders entitled to vote at the annual meeting, and must continue to hold the Required Shares through the date of the annual meeting. Within the time period specified in this Regulation 14(d) for delivery of the Proxy Notice, an Eligible Shareholder must provide the following information in writing to the Secretary of the Corporation: (A) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within three calendar days prior to the date the Proxy Notice is delivered to or received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after each of the date the Proxy Notice is required to be delivered to or received by the Corporation and the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through each of the date the Proxy Notice is required to be delivered to or received by the Corporation and the record date, along with a written statement that the Eligible Shareholder will continue to hold the Required Shares through the date of the annual meeting; (B) the Required Information, together with the written consent of each Shareholder Nominee to being named in the Proxy Statement as a nominee; (C) a representation that (1) the Eligible Shareholder acquired the Required Shares in the ordinary course of business and did not acquire any of the Required Shares with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) the Eligible Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder

Nominee(s) being nominated pursuant to this Regulation 14(d), (3) the Eligible Shareholder has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934, as amended, or any successor provision, in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the Board of Directors, (4) that the Shareholder Nominee(s) is or are eligible for inclusion in the Proxy Materials under Regulation 14(d)(ii) and (5) the Eligible Shareholder will not distribute to any shareholder any proxy for the annual meeting other than the form distributed by the Corporation, (D) an undertaking that the Eligible Shareholder agrees to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (2) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, and (3) provide to the Corporation prior to the election of directors such additional information as requested with respect thereto, including any other certifications, representations or undertakings as the Corporation may reasonably request, (E) in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination, (F) an undertaking that the Eligible Shareholder agrees to immediately notify the Corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting and (G) in the case of a nomination by an Eligible Shareholder that includes a group of funds whose shares are aggregated for purposes of constituting an Eligible Shareholder, an undertaking that the Eligible Shareholder agrees to provide all documentation and other information reasonably requested by the Corporation to demonstrate that the funds satisfy Regulation 14(d)(iv). If the Eligible Shareholder does not comply with each of the applicable representation, agreements and undertakings set forth in this Regulation 14(d)(v), or the Eligible Shareholder provides information to the Corporation regarding a nomination that is untrue in any material respect or omitted to state a material fact necessary in order to make a statement made, in light of the circumstances under which it was made, not misleading, the Shareholder Nominee(s)

nominated by such Eligible Shareholder shall be deemed to have been withdrawn and will not be included in the Proxy Materials.
(vi)    The Eligible Shareholder may provide to the Secretary of the Corporation, at the time the information required by this Regulation 14(d) is first provided, a written statement (the “Statement”) for inclusion in the Proxy Materials, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy. Notwithstanding anything to the contrary contained in this Regulation 14(d), the Corporation may omit from the Proxy Materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact or would violate any applicable law or regulation. If multiple members of a shareholder group submit a statement for inclusion, the statement received by the Eligible Shareholder owning the greatest number of shares will be selected.
(vii)    On or prior to the date the Proxy Notice is required to be delivered or received by the Corporation as specified in this Regulation 14(d), a Shareholder Nominee must deliver to the Secretary of the Corporation the written questionnaire required of directors and officers. The Shareholder Nominee must also deliver to the Corporation such additional information as the Corporation may request to permit the Board of Directors to determine if the Shareholder Nominee is independent under the rules and listing standards of the principal U.S. exchange upon which the Corporation’s Common Stock is listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of its directors. If the Board of Directors determines in good faith that the Shareholder Nominee is not independent under any of these standards, the Shareholder Nominee will be deemed to have been withdrawn and will not be included in the Proxy Materials. If a Shareholder Nominee or an Eligible Shareholder fails to continue to meet the requirements of this Regulation 14(d) or if the Eligible Shareholder fails to meet the all of the requirements of the notice provisions set forth in Regulation 14(d)(v) or if a Shareholder Nominee dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director prior to the annual meeting of shareholders: (A) the Corporation may, to the extent feasible, remove the name of the Shareholder Nominee and the Statement from its proxy statement, remove the name of the Shareholder Nominee from its form of proxy and/or otherwise communicate to its shareholders that the Shareholder Nominee will not be eligible for nomination at the annual meeting of Shareholders; and (B) the Eligible Shareholder may not name another Shareholder Nominee or, subsequent to the date on which the Proxy Notice is required to be delivered to or received by the Corporation, otherwise cure in any way any defect preventing the nomination of the Shareholder Nominee at the annual meeting of Shareholders. On or prior to the date the Proxy Notice is required to be delivered to or received by the Corporation as specified in this Regulation 14(d), a Shareholder Nominee must deliver to the Secretary of the Corporation a written representation and agreement that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (iii) will comply with all the Corporation corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other the Corporation policies and guidelines applicable to directors. If the Shareholder Nominee fails to comply with any of the requirements included in this paragraph or this Regulation 14(d), the Shareholder Nominee will be deemed to have withdrawn and will not be included in the Proxy Materials.
(viii)    Notwithstanding the provisions of this Regulation 14(d), unless otherwise required by law or otherwise determined by the Board of Directors, if (A) the Eligible Shareholder or (B) a qualified representative of the Eligible Shareholder does not appear at the applicable annual meeting to present its Shareholder Nominee or Shareholder Nominees, such nomination or nominations shall be disregarded, and no vote on such Shareholder Nominee or Shareholder Nominees will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this

Regulation 14(d)(viii), to be considered a qualified representative of an Eligible Shareholder, a person must be authorized by a writing executed by such Eligible Shareholder or an electronic transmission delivered by such Eligible Shareholder to act for such Eligible Shareholder as proxy at the applicable annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable annual meeting.
(ix)    Notwithstanding anything in this Regulation 14(d) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 130 calendar days prior to the first anniversary of the preceding year’s annual meeting, a Proxy Notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase and only to the extent the increase in the size of the board increases the number of nominees permitted under Regulation 14(d)(v), if it shall be delivered to or received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.
(x)    This Regulation 14(d) shall be the exclusive method for shareholders to include nominees for director in the Corporation’s proxy materials.
(e)    In addition to other information required to be provided pursuant to this Regulation 14, to be in proper written form, each Nomination Notice and Proxy Notice must set forth or include (the following, collectively referred to as the “Required Information”): (i) the name and address, as they appear on the Corporation’s books, of the shareholder or group of shareholders giving such notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the shareholder or group of shareholders giving such notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in such notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder or group of shareholders giving such notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the shareholder or group of shareholders giving such notice, (B) the beneficial owner on whose behalf such notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder or group of shareholders giving such notice; (v) such other information regarding each nominee proposed by the shareholder or group of shareholders giving such notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; (vi) the signed consent of each nominee to serve as a director of the Corporation if so elected; and (vii) in the case of a Proxy Notice, if the Eligible Shareholder so elects, a Statement.
(f) The presiding officer of any annual meeting shall have the power to determine and declare to the meeting whether a nomination was made in accordance with the procedures prescribed by the Code of Regulations, and if the presiding officer should so determine that such nomination was not made in compliance with the Code of Regulations, declare to the meeting that no action shall be taken on such nomination and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Regulation 14, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Regulation 14.
15.    Resignation. Any director may resign at any time by giving written notice of his resignation to the Chair or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.
16.    Regular Meetings. Regular meetings of the Board of Directors may be held immediately after the annual meeting of the shareholders and at such other time and place either within or without the State of Ohio as may from time to time be determined by a majority of the Whole Board. Notice of regular meetings of the Board of Directors need not be given.
17.    Special Meetings. Special meetings of the Board of Directors may be called by the Chair or the President on one day’s notice to each director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile or similar medium of communication, and will be called by the Chair or the President, in like manner and on like notice, on the written request of not less than one-third of the Whole Board. Special meetings of the Board of Directors may be held at such time and place either within or without the State of Ohio as is determined by a majority of the Whole Board or specified in the notice of any such meeting.
18.    Quorum and Vote. At all meetings of the Board of Directors, one-third of the total number of directors then in office will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by this Code of Regulations to be taken by a majority of the Whole Board, the act of a majority of the directors present at any meeting at which a quorum is present will be the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time to another time or place, without notice other than announcement at the meeting, until a quorum is present.
19.    Participation in Meetings by Communications Equipment. Meetings of the Board of Directors or of any committee of the Board of Directors may be held through any means of communications equipment if all persons participating can hear each other, and such participation will constitute presence in person at such meeting.
20.    Committees. The Board of Directors may from time to time create an executive committee or any other committee or committees of directors to act in the intervals between meetings of the Board of Directors and may delegate to such committee or committees any of its authority other than that of filling vacancies among the Board of Directors or in any committee of the Board of Directors. No committee shall consist of less than three directors. The Board of Directors may appoint one or more directors as alternate members of any such committee to take the place of absent committee members at meetings of such committee. Unless otherwise ordered by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Regulation 20 shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing or writings signed by all of its members. Any such committee may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and will keep a written record of all action taken by it.
21.    Political Engagement and Advocacy Oversight. All directors and the full Board have responsibility to actively oversee FirstEnergy’s lobbying, political contributions, and political activities. The full Board shall review and approve a political and lobbying action plan prepared annually by management, covering all such activities on behalf of FirstEnergy on a state and federal level (referred to as the “Political and Lobbying Action Plan”.
Compensation. The Board of Directors may establish the compensation and expense reimbursement policies for directors in exchange for membership on the Board of Directors and on committees of the Board of Directors, attendance at meetings of the Board of Directors or committees of the Board of Directors, and for other services by directors to the Corporation or any of its subsidiaries. No director that is also an officer or employee of the Corporation shall receive compensation as a director.
Bylaws. The Board of Directors may adopt Bylaws for the conduct of its meetings and those of any committees of the Board of Directors that are not inconsistent with the Articles of Incorporation or this Code of Regulations.
OFFICERS
Generally. The Corporation may have a Chair, elected by the directors from among their number, and shall have a President, a Secretary and a Treasurer. The Corporation may

also have one or more Vice Chair and Vice Presidents and such other officers and assistant officers as the Board of Directors may deem appropriate. If the Board of Directors so desires, it may elect a Chief Executive Officer to manage the affairs of the Corporation, subject to the direction and control of the Board of Directors. All of the officers shall be elected by the Board of Directors. Notwithstanding the foregoing, by specific action, the Board of Directors may authorize the Chair or the President to appoint any person to any office other than Chair, President, Secretary, or Treasurer. Any number of offices may be held by the same person, and no two offices must be held by the same person. Any of the offices may be left vacant from time to time as the Board of Directors may determine. In case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board of Directors, the Board of Directors may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.
Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Board of Directors, the Chair or the President regardless of whether such authority and duties are customarily incident to such office.
Compensation. The compensation of all officers and agents of the Corporation who are also members of the Board of Directors of the Corporation will be fixed by the Board of Directors or by a committee of the Board of Directors. The Board of Directors may fix, or delegate the power to fix, the compensation of the other officers and agents of the Corporation to the Chief Executive Officer or any other officer of the Corporation.
Succession. The officers of the Corporation will hold office until their successors are elected. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors or by the Chair or President as provided in Regulation 24.
STOCK

Transfer and Registration of Shares. The Board of Directors shall have authority to make such rules and regulations as they deem expedient concerning the issuance, transfer and registration of shares and may appoint transfer agents and registrars thereof.
Substituted Certificates. Any person claiming a certificate for shares to have been lost, stolen or destroyed shall make an affidavit or affirmation of that fact, shall give the Corporation and its transfer agent or agents a bond of indemnity or other assurance satisfactory to the Board of Directors or a committee thereof or to the President or a Vice President and the Secretary or the Treasurer, whereupon a new certificate may be executed and delivered of the same class and series or type and for the same number of shares as the one alleged to have been lost, stolen or destroyed.
Voting Of Shares Held by the Corporation. Unless otherwise ordered by the Board of Directors, the President in person or by proxy or proxies appointed by him will have full power and authority on behalf of the Corporation to vote, act and consent with respect to any shares issued by other corporations that the Corporation may own.
Owners of Shares. The Corporation will be entitled to treat the person in whose name shares are registered on the books of the Corporation as the absolute owner thereof, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has knowledge or notice thereof, except as expressly provided by applicable law.
INDEMNIFICATION AND INSURANCE
Indemnification. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Insurance. The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self‑insurance, on behalf of or for any persons described in Regulation 32 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
Agreements. The Corporation, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.
GENERAL

Fiscal Year. The fiscal year of the Corporation will end on the thirty-first day of December in each calendar year or such other date as may be fixed from time to time by the Board of Directors.
Seal. The Board of Directors may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Amendments. Except as otherwise provided by law or by the Articles of Incorporation or this Code of Regulations, these Regulations or any of them may be amended (i) in any respect or repealed at any time at any meeting of shareholders or otherwise by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation voting together as a single class, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting or (ii) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Board of Directors. Notwithstanding the foregoing provisions of this Regulation 37, no amendment to Regulations 32, 33, or 34 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.

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